Exhibit 99

KFX INC. REPORTS FOURTH QUARTER AND FISCAL 2004 FINANCIAL RESULTS

            DENVER, March 16, 2005 -- KFx Inc. (Amex: KFX) today reported financial results for its 2004 fourth quarter and year ended December 31, 2004.

            KFx’s operating results for all periods reflect the early-stage status of commercialization of the company’s K-Fuel™clean coal technology.  The company reported revenue of $5,000 for the fourth quarter of 2004, compared with $10,000 in the 2003 period.  For the full year 2004, revenue totaled $28,000, compared with $72,000 in 2003.  Revenue for both 2004 periods does not include a $7.5 million non-refundable cash technology access fee resulting from the company’s license agreement with Cook Inlet Coal, LLC, or CIC, which was paid on December 23, 2004.  This fee was recorded as deferred revenue and will be recognized as KFx transfers the K-Fuel™technology to CIC.

            Loss from continuing operations for the fourth quarter of fiscal 2004 was $6.3 million, or $0.10 per diluted share, compared with $3 million or $0.06 per diluted share in the corresponding year-ago period.  For fiscal 2004, net loss was $10.6 million, or $0.18 per diluted share, compared with a net loss of $8.3 million, or $0.18 per diluted share. Non-cash expenses included in the net loss for fiscal 2004 and 2003 totaled approximately $5.5 and $2.9 million, respectively.  The net loss in both periods reflects an increase in corporate and engineering costs associated with building our 750,000-ton K-Fuel plant.

            KFx ended the year with a cash and cash equivalents balance of $79.4 million, including the cash payment attributable to the technology license fee described above.

            “For KFx, 2004 was a year of key milestones as we build momentum toward the commercialization of our K-Fuel™technology,” said Ted Venners, Chairman and CEO.  “Progress was made on all key fronts:  financial, operational and strategic.  Financially, we signed our first significant K-Fuel™license with CIC and raised over $70 million in new capital from the exercise of options and warrants outstanding and the sale of our common stock in private placements.  Operationally, we made substantial progress toward the completion of our first commercial processing facility in Gillette, Wyoming, which remains on track to be brought on line during the Summer of 2005.  Strategically, we added substantial management and operating talent to the KFx team and we added a key new investor in Arch Coal.  With the two key drivers for KFx’s growth in place - a very favorable domestic and international coal supply/demand environment and increasing support for demonstrable clean energy solutions, including recent legislation providing tax credits for synthetic fuel production - we remain bullish about the opportunities for KFx and are focused on executing our plan.”

Key 2004 Milestones & Recent Events

            During 2004 KFx continued to make significant headway toward the commercialization of its proprietary K-Fuel™ coal processing technology. Among the key milestones in 2004:

•

By December 31st we had received all necessary permits for construction and operation of our commercial K-Fuel plant in Gillette, Wyoming, poured the concrete foundation and had spent approximately $19.4 million toward the construction of that plant.

•	On December 17th, we completed a license agreement with CIC for the use of KFx’s K-Fuel™ technology at a coal processing plant to be built and operated by CIC in Alaska.
•

On November 24th, we sold 4 million shares of common stock to accredited institutional investors in a $48 million private placement, before fees and expenses, with the proceeds of the sale helping fund the accelerated development of facilities for the production of K-Fuel™.

•

On June 24th, we signed an agreement with Arch Coal, Inc., which included an investment of $2 million from Arch and the evaluation of the potential joint development of an eight million tons per year K-Fuel™ plant at Arch's Coal Creek mine near Gillette, Wyoming.

•

On May 21st, we closed the purchase of the KFx mine site from Black Hills Corp. that included the acquisition of approximately 1,000 acres of land, a rail loop with load out facilities, a coal crusher, related buildings, water disposal wells and about 500,000 tons of coal reserves.

Additionally, we strengthened KFx’s senior management team and Board of Directors during 2004 and in early 2005 with the following appointments:
•

Manuel H. Johnson, former Federal Reserve Board member and Assistant Secretary of the Treasury, was elected to KFx’s Board of Directors, and brings to KFx expertise in economic policy, both domestically and abroad.

•

Karel K. Vlok, former Managing Director of Lurgi South Africa (Pty) Limited and Chairman of Sasol Lurgi Technology Company (Pty) Limited, joined KFx as Managing Director responsible for managing the development of future facilities for the production of K-Fuel™.

•

Jim Imbler was appointed to the new position of Senior Vice President of Business Development, responsible for heading KFx’s business development for new K-Fuel™ plants including those potentially contemplated to be built with partners.

•	Robert S. Kaplan, distinguished Harvard Business School Professor, was elected to KFx’s Board of Directors, and brings to KFx expertise in operations, cost management and strategic implementation.
•	Grady Rosier, President and CEO of McLane Company, Inc., was appointed to the company’s Board of Directors, and brings to KFx valuable operational and logistics expertise.
•

Robert I. Hanfling was appointed to the positions of President and COO and has an extensive background in the operational, financial and public policy issues of the energy business, including synthetic fuels and the coal industry.

•	William G. Laughlin was appointed to the positions of Senior Vice President, General Counsel and Secretary and brings over 30 years of energy sector legal experience to KFx.
•

Andreas H. Vietor was appointed to the new position of Director of Investor Relations and will also be responsible for supporting KFx’s business development activities as well as its finance department.

Finally, on March 14, 2005 we signed a non-binding purchase agreement to acquire MR&E, LLC, a research, engineering and project management firm with an office in Gillette, Wyoming, the site of our K-Fuel™plant.

About KFx

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel™technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            Andy Vietor (investors)
                        KFx, Inc.
                        303-293-2992

                        Michael DiPaolo (media)
                        Brian Schaffer (investors)
                        Brainerd Communicators, Inc.
                        212-986-6667

# # #